Exhibit 2.2

Execution Copy

AMENDING AGREEMENT TO ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 24th day of April, 2008 (this “Agreement”)

AMONG:

POPE & TALBOT, INC., a corporation organized under the laws of the State of Delaware, POPE & TALBOT LTD., a corporation organized under the federal laws of Canada, POPE & TALBOT LUMBER SALES, INC., a corporation organized under the laws of the State of Delaware, POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP, a limited partnership under the laws of the State of South Dakota

(collectively, the “Sellers”)

AND:

INTERNATIONAL FOREST PRODUCTS LIMITED, a British Columbia corporation

(the “Purchaser”)

WHEREAS, the Sellers and the Purchaser entered into an Asset Purchase Agreement dated as of November 19, 2007 (the “Asset Purchase Agreement”);

WHEREAS, the Purchaser assigned the right to purchase certain assets situated in the United States under the Asset Purchase Agreement to Interfor Pacific Inc. (“IPI”), a Washington corporation, pursuant to Section 10.06 thereof;

WHEREAS, IPI assigned the right under the Asset Purchase Agreement to purchase the Spearfish Mill and certain related assets (together the “Spearfish Assets”) to Neiman Enterprises, Inc. (“Neiman”), a Wyoming corporation;

WHEREAS, Neiman, in turn, assigned the right to purchase the Spearfish Assets under the Asset Purchase Agreement to Spearfish Forest Products, Inc., a South Dakota Corporation and Neiman Timber Company, LC, a Wyoming limited liability company, (together, with IPI and Neiman, the “Assignees”);

WHEREAS, none of the assignments to the Assignees have relieved the Purchaser of any of its obligations under the Asset Purchase Agreement; and

WHEREAS, the Sellers and the Purchaser wish to amend the terms of the Asset Purchase Agreement, in the manner contemplated by this Agreement,

NOW THEREFORE in consideration of good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties covenant and agree that:

1. Definitions. In this Agreement, words and phrases defined in the Asset Purchase Agreement, and used but not otherwise defined herein, have the meanings given in the Asset Purchase Agreement.

2. Amendments to the Asset Purchase Agreement. The Sellers and the Purchaser agree that the Asset Purchase Agreement is hereby amended as follows:

(a) Section 1.01 (definition of “Actual Price Adjustment”). Section 1.01 is amended by deleting the definition of “Actual Price Adjustment” and replacing it with the following:

““Actual Price Adjustment” means an amount equal to:

(i) the value of the Raw Materials, Finished Goods and Residuals Inventories on hand as of the Effective Time (as determined pursuant to Section 2.08(a)), valued in accordance with the methodology set out in Exhibit 1.01(f), less $3 million; minus

(ii) the amount of any Target Inventory Adjustment; plus

(iii) amounts paid as deposits by any Seller under Cutting Contracts (which deposits shall not include any cash bonds constituting Surety), to the extent unapplied thereunder as of the Effective Time; plus

(iv) outstanding deposits as of the Effective Time (A) on all Assigned Contracts other than Cutting Contracts, or (B) that relate to any of the Purchased Assets (which deposits shall not include any of the deposits identified on Exhibit 1.01(k)); plus or minus as may be applicable

(v) the net amount of any prorations pursuant to Section 5.17; plus or minus as may be applicable

(vi) the amount of any STI Adjustment; minus

(vii) the amount the Assumed Bonded Obligations.

(b) Section 1.01 (definition of “Amendment Price Adjustment”). Section 1.01 is amended by adding the following immediately after the definition of “Allocation”:

““Amendment Price Adjustment” means an amount equal to $150,000.”

(c) Section 1.01 (definition of “Assigned Contract”). The phrase, “deemed an Excluded Asset by operation of Section 2.01(b)(xiv)” in the definition of “Assigned Contract” in Section 1.01 is replaced with the phrase, “an Excluded Asset”.

(d) Section 1.01 (definition of “Assumed Bonded Obligations”). Section 1.01 is amended by adding the following immediately after the definition of “Assignment of Transferred Intellectual Property”:

““Assumed Bonded Obligations” means all accrued obligations of the Sellers under the Cutting Contracts for which, as of the Effective Time, the Purchaser is obligated to provide a Surety to the USDA or the BLM pursuant to Section 5.22(a), except to the extent that such obligation continues to be subject to a Surety provided by the Sellers.”

(e) Section 1.01 (definition of “BCICAC”). Section 1.01 is amended by adding the following immediately after the definition of “Bankruptcy Court”:

““BCICAC” has the meaning given to it in Section 2.19.”

(f) Section 1.01 (definition of “BLM”). Section 1.01 is amended by adding the following immediately after the definition of “Bill of Sale”:

““BLM” means the U.S. Department of the Interior Bureau of Land Management.”

(g) Section 1.01 (definition of “Closing Date Section 54 Plan Report”). Section 1.01 is amended by adding the following immediately after the definition of “Closing Date Mercer Report”:

““Closing Date Section 54 Plan Report” has the meaning given to it in Section 2.18.”

(h) Section 1.01 (definition of “Effective Time”). Section 1.01 is amended by deleting the definition of “Effective Time” and replacing it with the following:

““Effective Time” means the last instance in time (Pacific Time) on the Closing Date.”

(i) Section 1.01 (definition of “Escrow Agent”). Section 1.01 is amended by deleting the definition of “Escrow Agent” and replacing it with the following:

““Escrow Agent” has the meaning given to it in the Deposit Escrow Agreement, the Forestry Escrow Agreement or the Needles Escrow Agreement, as the context requires.”

(j) Section 1.01 (definition of “Estimated Section 54 Plan Amount”). Section 1.01 is amended by adding the following immediately after the definition of “Escrow Agent”:

““Estimated Section 54 Amount” means the net present value of the amount remaining unpaid under the Section 54 Plan as at the date of the preparation of that certain estimated financial position of PTL’s unfunded pension plans as of September 30, 2007 by Mercer (Canada) Limited.”

(k) Section 1.01 (definition of “Estimated STI Road Adjustment”). Section 1.01 is amended by adding the following immediately after the definition of “Estimated Section 54 Amount”:

““Estimated STI Road Adjustment” means the estimated amount of the STI Adjustment included in the Interim Price Adjustment that relates to the existing roads, the inclusion of which is disputed by the Purchaser.”

(l) Section 1.01 (definition of “Forestry Consultant”). Section 1.01 is amended by adding the following immediately after the definition of “Financial Advisor”:

““Forestry Consultant” has the meaning given to it in Section 2.08(c).”

(m) Section 1.01 (definition of “Forestry Services Amount”). Section 1.01 is amended by deleting the definition of “Forestry Services Amount” and replacing it with the following:

““Forestry Services Amount” means the amount of Forestry Services as agreed upon or determined in accordance with Section 2.10.”

(n) Section 1.01 (definition of “Forestry Services Delta”). Section 1.01 is amended by adding the following immediately after the definition of “Forestry Services Amount”:

““Forestry Services Delta” has the meaning given to it in Section 2.10(e)(i).”

(o) Section 1.01 (definition of “Forestry Services Escrow Agreement”). Section 1.01 is amended by adding the following immediately after the definition of “Forestry Services Delta”:

““Forestry Services Escrow Agreement” has the meaning given to it in Section 2.10(b).”

(p) Section 1.01 (definition of “Forestry Services Escrow Amount”). Section 1.01 is amended by adding the following immediately after the definition of “Forestry Services Escrow Agreement”:

““Forestry Services Escrow Amount” has the meaning given to it in Section 2.10(b).”

(q) Section 1.01 (definition of “Independent Arbitrator”). Section 1.01 is amended by adding the following immediately after the definition of “Independent Accounting Firm”:

““Independent Arbitrator” has the meaning given to it in Section 2.19.”

(r) Section 1.01 (definition of “Interim Forestry Services Amount”). Section 1.01 is amended by adding the following immediately after the definition of “Intellectual Property”:

““Interim Forestry Services Amount” means the amount of the Forestry Services as at the anticipated Closing Date and as indicated in the Forestry Services Statement.”

(s) Section 1.01 (definition of “Interim Forestry Services Payment”). Section 1.01 is amended by deleting the definition of “Interim Forestry Services Payment” and replacing it with the following:

““Interim Forestry Services Payment” has the meaning provided in Section 2.10(c).”

(t) Section 1.01 (definition of “Lot 30”). Section 1.01 is amended by adding the following immediately after the definition of “Loss”:

““Lot 30” means that certain lot 30 DL 7893 Plan 1194 Managed Forest 35 with a PID of 014-025-639.

(u) Section 1.01 (definition of “Lot 30 Profit Á Prendre”). Section 1.01 is amended by adding the following immediately after the definition of “Lot 30”:

““Lot 30 Profit Á Prendre” has the meaning provided in Section 5.24(e)”.

(v) Section 1.01 (definition of “Needles Authorization”). Section 1.01 is amended by adding the following immediately after the definition of “Mill”:

““Needles Authorization” means the grant to the Purchaser of one or more leases or licenses of occupation by all necessary Governmental Authorities (or a conveyance or other transfer of such leases or licenses of occupation to Purchaser from Sellers), in the form of such leases and licenses of occupation as may then be granted by such Governmental Authorities in comparable circumstances, providing the Purchaser (on an exclusive basis in the case of a lease and on a non-exclusive basis in the case of a license) with lawful access to, and the lawful right to use the Needles Foreshore Area (other than such portion of the Needles Foreshore Area that is owned by Sellers and conveyed to Purchaser) for industrial log handling and storage purposes for a term, inclusive of optional renewals in favour of the Purchaser, of not less than fifteen (15) years at an annual rent, license fee or similar amount charged to the Purchaser during the initial five (5) years of the term of less than $5,000 per annum, in aggregate, exclusive of any applicable real property taxes payable to any such Governmental Authority, free and clear of all liens, charges or encumbrances by or through the Sellers.”

(w) Section 1.01 (definition of “Needles Escrow Agreement”). Section 1.01 is amended by adding the following immediately after the definition of “Needles Authorization”:

““Needles Escrow Agreement” has the meaning given to it in Section 2.19(a).”

(x) Section 1.01 (definition of “Needles Escrow Amount”). Section 1.01 is amended by adding the following immediately after the definition of “Needles Escrow Agreement”:

““Needles Escrow Amount” has the meaning given to it in Section 2.19(a).”

(y) Section 1.01 (definition of “Needles Foreshore Area”). Section 1.01 is amended by adding the following immediately after the definition of “Needles Escrow Amount”:

““Needles Foreshore Area” means the approximately 8 hectare area within the circled portion on the diagram attached hereto as Exhibit 1.01(j).”

(z) Section 1.01 (definition of “Profits Á Prendre”). Section 1.01 is amended by adding the following immediately after the definition of “Price Adjustment Escrow Agreement”:

““Profits Á Prendre” has the meaning given to it in Section 5.24.”

(aa) Section 1.01 (definition of “Remaining Needles Escrow Amount”). Section 1.01 is amended by adding the following immediately after the definition of “Reload Facility”:

““Remaining Needles Escrow Amount” has the meaning given to it in Section 2.19(c).”

(bb) Section 1.01 (definition of “Section 54 Amount”). Section 1.01 is amended by adding the following immediately after the definition of “SEC Reports”:

““Section 54 Amount” has the meaning given to it in Section 2.18.”

(cc) Section 1.01 (definition of “Section 54 Plan”). Section 1.01 is amended by adding the following immediately after the definition of “Section 54 Amount”:

““Section 54 Plan” means the letter of agreement dated the 8th day of February, 2006 between PTL and United Steelworkers of America - Local 1-423 in respect of the partial closure of Midway Sawmill Division and related matters.”

(dd) Section 1.01 (definition of “Shelter Bay Covenant”). Section 1.01 is amended by adding the following immediately after the definition of “Shared Contract”:

““Shelter Bay Covenant” has the meaning given to it in Section 5.24.”

(ee) Section 1.01 (definition of “Shelter Bay Lease”). Section 1.01 is amended by adding the following immediately after the definition of “Shelter Bay Covenant”:

““Shelter Bay Lease” has the meaning given to it in Section 5.24.”

(ff) Section 1.01 (definition of “Surety”). Section 1.01 is amended by adding the following immediately after the definition of “Straddle Period”:

““Surety” means any form of surety including performance bonds standing surety for post-harvest obligations under any Cutting Contract, cash standing surety for post-harvest obligations under any Cutting Contract in lieu of such performance bonds, and any master payment bond standing surety for stumpage or other payment obligations under any Cutting Contract.”

(gg) Section 1.01 (definition of “Timber Rights of First Refusal”). Section 1.01 is amended by adding the following immediately after the definition of “TFL 23”:

““Timber Rights of First Refusal” has the meaning given to it in Section 5.24.”

(hh) Section 1.01 (definition of “Union Employees’ Vacation Accrual”). Section 1.01 is amended by adding the following immediately after the definition of “Union Employees”:

““Union Employees’ Vacation Accrual” means all amounts owing or accrued to the Union Employees in respect of vacation or other time off with pay for the period up to the Effective Time, including without limitation amounts on account of vacation pay, banked vacation, leave payment, banked overtime, vacation pay on vacation pay, sick/WCB vacation credits, vacation anniversary catch-up and floater days, whether or not due and payable on or before the Closing Date.”

(ii) Section 1.02. Section 1.02 is amended by deleting subsection (i) thereof and replacing it with the following:

“(i)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j)	other than with respect to the calculation and delivery of the Interim Price Adjustment and the Forestry Services Statement (which shall provide for the use of such currency conversion rates as are reasonably selected by the Sellers), whenever Canadian dollar amounts are converted to US dollar amounts for the purposes of calculating amounts payable or to be assumed under this Agreement, the rate of exchange used shall be the USD-CAD closing rate on the Business Day immediately preceding the Closing Date, as published by the Bank of Canada.”

(jj) Section 2.02. Section 2.02 is amended by adding the following new subsection immediately after subsection (vii) thereof:

“(viii) the Assumed Bonded Obligations.”

(kk) Section 2.03. Section 2.03 is deleted in its entirety and replaced with the following:

“SECTION 2.03 Purchase Price. The purchase price (the “Purchase Price”) payable by the Purchaser to the Sellers for the sale, transfer, assignment, conveyance and delivery to the Purchaser of the Purchased Assets shall be equal to the sum of: (a) $69 million; plus (b) the Actual Price Adjustment; minus (c) the Cure Costs; minus (d) the Landfill Price Adjustment; minus (e) any Wind-Up Deficiency; minus (f) the Amendment Price Adjustment; minus (g) the Estimated Section 54 Plan Amount; minus (h) the Union Employees’ Vacation Accrual.”

(ll) Section 2.04. Section 2.04, other than the preamble thereto is deleted in its entirety and replaced with the following:

“(a)	the sum of: (i) $69 million, plus (ii) an amount equal to seventy-five percent (75%) of the excess, if any, of the Interim Price Adjustment over the Estimated STI Road Adjustment; minus (iii) the amount of the Purchaser’s Deposit plus all accrued interest thereon; minus (iv) the amount of the Determined Cure Costs as of two (2) Business Days prior to the Closing Date; minus (v) the amount of the Asserted Cure Costs; minus (vi) the Landfill Price Adjustment; minus (vii) any Wind-Up Deficiency; minus (viii) the Forestry Services Escrow Amount; minus (ix) the Amendment Price Adjustment; minus (x) the Interim Forestry Services Payment that is paid and applied in accordance with the direction provided by the Sellers in Section 2.10(c); minus (xi) the Union Employees’ Vacation Accrual; minus (xii) the Estimated Section 54 Plan Amount; minus (xiii) the Needles Escrow Amount, shall be paid by completed wire transfer to the Purchase Price Bank Account of immediately available, good funds on the Closing Date;

(b)	an amount equal to the sum of (i) twenty-five percent (25%) of the excess, if any, of the Interim Price Adjustment over the Estimated STI Road Adjustment; plus (ii) the Estimated STI Road Adjustment, if any (such sum being the “Price Adjustment Deposit”) shall be deposited with the Escrow Agent on the Closing Date pursuant to the Price Adjustment Escrow Agreement, in accordance with Section 2.07(b);

(c)	the amount of the Asserted Cure Costs shall be deposited with the Escrow Agent on the Closing Date pursuant to the Asserted Cure Costs Escrow Agreement, in accordance with Section 2.09(a);

(d)	the amount of the Purchaser’s Deposit plus all accrued interest thereon shall be deemed to be paid by the Purchaser by the release of such amount on the Closing Date to or for the account of the Sellers by the Escrow Agent, pursuant to the Deposit Escrow Agreement and in accordance with Section 2.14;

(e)	an amount equal to the Forestry Services Escrow Amount shall be deposited with the Escrow Agent on the Closing Date pursuant to the Forestry Services Escrow Agreement, in accordance with Section 2.10(b);

(f)	an amount equal to the Interim Forestry Services Payment shall be paid and applied in accordance with the direction provided by the Sellers in accordance with Section 2.10(c);

(g)	an amount equal to the Needles Escrow Amount shall be deposited with the Escrow Agent on the Closing Date pursuant to the Needles Escrow Agreement, in accordance with Section 2.19(a); and

(h)	the Purchase Price shall be adjusted after the Closing to reflect any difference between the Interim Price Adjustment and the Actual Price Adjustment, as provided in Section 2.08(d).”

(mm) Section 2.07(a). Section 2.07(a) is deleted in its entirety and replaced with the following:

“SECTION 2.07 (a) Interim Price Adjustment. Not less than five (5) nor more than ten (10) Business Days prior to the Closing Date, the Sellers shall deliver a calculation of the Interim Price Adjustment to the Purchaser. The Interim Price Adjustment shall be based upon the Sellers’ estimate of the Mills segment balance sheet components of the Sellers’ trial balance.”

(nn) Section 2.08(c). Section 2.08(c) is deleted in its entirety and replaced with the following:

“(c)

If the Sellers and the Purchaser are unable to agree upon any item(s) of the Actual Price Adjustment within twenty (20) Business Days after delivery by the Purchaser of the written calculation pursuant to Section 2.08(b), then the item(s) in dispute shall be referred by the parties to, and shall be determined by, the Independent Accounting Firm. In such event: (i) the Independent Accounting Firm shall be required to utilize the services of a suitably qualified forestry consulting firm (the “Forestry Consultant”) that is mutually agreeable to the parties hereto and carries on business in the interior region of British Columbia in respect of any disagreement between the Sellers and the Purchaser as regards the STI Adjustment; (ii) each party shall be entitled, but not obligated, to: (A) furnish to the Independent Accounting Firm and Forestry Consultant such working papers and other documents and information relating to the disputed item(s) as are in the possession or control of such party; (B) present to the Independent Accounting Firm and Forestry Consultant the basis for its view with respect to the disputed item(s); and (C) discuss the determination of the disputed item(s) with the Independent Accounting Firm and Forestry Consultant; (iii) the determination by the Independent Accounting Firm shall be final and binding on the parties; and (iv) the fees and disbursements of the Independent Accounting Firm and Forestry Consultant shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so referred to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The Sellers and the Purchaser shall direct the Independent Accounting Firm to use all reasonable efforts to issue to the parties its determination of the disputed items within thirty (30) days after such disputed items are referred to the Independent Accounting Firm.”

(oo) Section 2.10. Section 2.10 is deleted in its entirety and replaced with the following:

“2.10	“Forestry Services Payments. (a) Not less than five (5) nor more than ten (10) Business Days prior to the anticipated Closing Date, the Sellers shall deliver to the Purchaser a detailed written calculation (the “Forestry Services Statement”) of the Interim Forestry Services Amount to obtain agreement with respect to the amount thereof. The Forestry Services Statement shall include such supporting data as may reasonably be required in order to confirm the Interim Forestry Services Amount. If the Sellers and the Purchaser agree in writing on the Interim Forestry Services Amount, then such amount as they have agreed shall be the Forestry Services Amount.

(b)

On the Closing Date, the Purchaser shall deliver to and deposit in trust with the Escrow Agent $1,500,000 (the “Forestry Services Escrow Amount”), pursuant to the terms of a Forestry Services Escrow Agreement entered into among Sellers, the Purchaser, and the Escrow Agent, in substantially the form attached as Exhibit 2.08(c) (the “Forestry Services Escrow Agreement”). Interest earned on the Forestry Services Escrow Amount shall be deemed a part of the Forestry Services Escrow Amount for all purposes of this Agreement. The Forestry Services Escrow Amount shall be released in accordance with this Section 2.10. The Sellers and the Purchaser shall each pay, and shall each be liable only for, one-half of the Escrow Agent’s escrow fees and charges in connection with the escrow account established under the Forestry Services Escrow Agreement.

(c)	At the Closing, the Purchaser shall assume and agree to perform all of the Forestry Services (notwithstanding the amount paid to the Purchaser by the Sellers for the assumption and agreement to perform the Forestry Services by the Purchaser) and the Sellers shall pay to the Purchaser the amount of the Forestry Services Amount as indicated in the Forestry Services Statement (the “Interim Forestry Services Payment”) by an irrevocable direction to pay and apply an equal portion of the Purchase Price on the Closing Date in satisfaction of such amount.

(d)

If the Sellers and the Purchaser are unable to agree upon the Forestry Services Amount within sixty (60) Business Days after the Closing Date, then the item(s) in dispute shall be referred by the parties to, and shall be determined by, the Silviculture Expert. In such event: (i) each party shall be entitled, but not obligated, to: (A) furnish to the Silviculture Expert such working papers and other documents and information relating to the disputed item(s) as are in the possession or control of such party; (B) present to the Silviculture Expert the basis for its view with respect to the disputed item(s); and (C) discuss the determination of the disputed item(s) with the Silviculture Expert; (ii) the determination by the Silviculture Expert shall be final and binding on the parties; and (iii) the fees and disbursements of the Silviculture Expert shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so referred to the Silviculture Expert that is unsuccessfully disputed by each such party

(as finally determined by the Silviculture Expert) bears to the total amount of such remaining disputed items so submitted. The Sellers and the Purchaser shall direct the Silviculture Expert to use all reasonable efforts to issue to the parties its determination of the disputed items within thirty (30) days after such disputed items are referred to the Silviculture Expert.

(e)	On the third Business Day following the agreement of the parties with respect to the Forestry Services Amount, as provided in Section 2.10(a), or, if the parties are unable to reach agreement, the determination of any disputed item(s) by the Silviculture Expert pursuant to Section 2.10(d), then:

(i)	if the Forestry Services Amount is equal to or less than the Interim Forestry Services Amount, then (A) the Forestry Services Escrow Amount shall be released to Sellers by the Escrow Agent; and (B) the Purchaser shall pay to the Sellers an amount equal to the difference, if any, between the Forestry Services Amount and the Interim Forestry Services Amount (the “Forestry Services Delta”) by wire transfer of immediately available, good funds;

(ii)	if the Forestry Services Amount is greater than the Interim Forestry Services Amount and the Forestry Services Delta is less than the Forestry Services Escrow Amount, then: (A) an amount equal to the Forestry Services Delta shall be released to the Purchaser from the Forestry Services Escrow Amount by the Escrow Agent; and (B) the balance of the Forestry Services Escrow Amount shall be released to the Sellers by the Escrow Agent; and

(iii)	if the Forestry Services Amount is greater than the Interim Forestry Services Amount and the Forestry Services Delta is greater than the Forestry Services Escrow Amount, then: (A) the Forestry Services Escrow amount shall be released to the Purchaser by the Escrow Agent; and (B) the Sellers shall pay to the Purchaser by wire transfer of immediately available, good funds an amount equal to the excess of the Forestry Services Delta over the Forestry Services Escrow Amount.”

(pp) Section 2.11. Section 2.11 is deleted in its entirety and replaced with the following:

“SECTION 2.11 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities and the Forestry Services contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on April 30, 2008, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the “Closing Date”).”

(qq) Section 2.12(f). Section 2.12(f) is deleted in its entirety and replaced with the following:

“(f) a direction to pay the Interim Forestry Services Payment, as provided in Section 2.10( c);”

(rr) Section 2.13(a)(iv). Section 2.13(a)(iv) is deleted in its entirety and replaced with the following:

“(iv) a receipt for the Interim Forestry Services Payment made in accordance with Section 2.10( c);”

(ss) Section 2.14(a). Section 2.14(a) is deleted in its entirety and replaced with the following:

“SECTION 2.14 Registration of Transfers of Real Property. (a) All closing documents shall be executed and placed into escrow at the offices of the Sellers’ Solicitors at 2:00 p.m. New York time on the Business Day before the Closing Date, except (i) four (4) original court certified copies of the Transaction Approval Order, issued by the Canadian Court (the “Canadian Transaction Approval and Vesting Order”), (ii) Land Title Act (British Columbia) form 17 applications, (iii) property transfer tax forms and sufficient funds to pay the property transfer tax for the Owned Real Property located in Canada that is to be transferred to the Purchaser by the registration of the Canadian Transaction Approval and Vesting Order in the Land Title Office, and (iv) such other closing documents that are registrable under the Land Title Act (British Columbia) as may be agreed upon by the Purchaser’s Solicitors and the Sellers’ Canadian Solicitors, which will be executed and placed into escrow at the offices of the Purchaser’s Solicitors (with copies of the forms 17 and the property transfer tax forms provided to the Sellers’ Canadian Solicitors) by 12:00 p.m. New York time on the second Business Day before the Closing Date. The Purchaser shall provide the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(e) and Section 2.04(g) to the Purchaser’s Solicitors in trust by 12:00 p.m. New York time on the Business Day before the Closing Date. The closing documents and the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(e) and Section 2.04(g) shall then be held in escrow until released as provided in this Section 2.14. Upon all closing documents being escrowed and receipt by the Sellers’ Solicitors and the Sellers’ Canadian Solicitors of written confirmation from the Purchaser’s Solicitors that they hold the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(e) and Section 2.04(g) in trust, the Canadian Transaction Approval and Vesting Order shall be released to the Purchaser’s Solicitors on trust conditions and undertakings of the Purchaser’s Solicitors approved by the Sellers’ Canadian Solicitors and the Purchaser’s Solicitors, both acting reasonably, and failing such agreement as arbitrated by an independent real estate solicitor qualified and actively practicing real estate law in Vancouver, British Columbia agreed to by the Sellers’ Canadian Solicitors and the Purchaser’s Solicitors or, failing such agreement, appointed by the Canadian Court upon application of either the Purchaser or the Sellers. Forthwith upon receipt by the Purchaser’s Solicitors of the Canadian Transaction Approval and Vesting Order and the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(e) and Section 2.04(g) in trust, and provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled, the Purchaser shall cause the Purchaser’s Solicitors to submit the Canadian Transaction Approval and Vesting Order with the form 17, the property transfer tax forms and payment of the property transfer tax for registration in the Land Title

Office on the Closing Date in accordance with the undertakings of the Purchaser’s Solicitors. The undertakings of the Purchaser’s Solicitors shall include an undertaking from the Purchaser’s Solicitors to the Sellers and the Sellers’ Canadian Solicitors that if the monies referred to in Section 2.04(a) are not paid to the Sellers on the Closing Date and the monies referred to in Section 2.04(b), Section 2.04(c), Section 2.04(e) and Section 2.04(g) are not paid to the Escrow Agent pursuant to the Price Adjustment Escrow Agreement, the Asserted Cure Costs Escrow Agreement and the Forestry Services Escrow Agreement, as appropriate, on the Closing Date, the Purchaser’s Solicitors will, upon the written request of the Sellers or the Sellers’ Canadian Solicitors, forthwith request that the registration of the Canadian Transaction Approval and Vesting Order be withdrawn and cancelled. Forthwith upon submitting the Canadian Transaction Approval and Vesting Order for registration in the Land Title Office on the Closing Date the Purchaser will instruct the Purchaser’s Solicitors to conduct post-filing land title searches of the Owned Real Property for which the Canadian Transaction Approval and Vesting Order has been deposited for registration and if the post-filing land title searches of such Owned Real Property show pending numbers assigned to the Canadian Transaction Approval and Vesting Order, the Purchaser shall instruct the Purchaser’s Solicitors to provide written notification of same to the Sellers’ Solicitors and the Sellers’ Canadian Solicitors and provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled the Purchaser shall cause the Purchaser’s Solicitors to deliver to the Sellers at the Closing the monies referred to in Section 2.04(a) and to the Escrow Agent the monies referred to in Section 2.04(b), Section 2.04(c), Section 2.04(e) and Section 2.04(g) and the closing documents held in escrow pursuant to this Section 2.14 shall be delivered at the Closing to the appropriate party. If such post-filing land title searches are not received by the Closing Date or if such post-filing land title searches do not show pending numbers assigned to the Canadian Transaction Approval and Vesting Order, or if at that time any of the conditions to Closing contained in Article VII that have not been waived are unfulfilled, then the Purchaser shall, upon the written request of the Sellers’ Solicitors or the Sellers’ Canadian Solicitors, forthwith cause the Purchaser’s Solicitors to apply to the Land Title

Office for withdrawal of the Canadian Transaction Approval and Vesting Order and execute and deliver to the Seller all instruments required to reconvey the Owned Real Property for which the Canadian Transaction Approval and Vesting Order was deposited for registration to the Sellers, all without prejudice to any rights or remedies of the parties under this Agreement, and upon receipt by the Purchaser’s Solicitors of the withdrawn Canadian Transaction Approval and Vesting Order and delivery of the Canadian Transaction Approval and Vesting Order to the Sellers, the Purchaser’s Solicitors shall be entitled to release the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(e) and Section 2.04(g) to the Purchaser, together with any and all interest earned thereon, and the remaining documents held by the solicitors shall be redelivered to the relevant maker or makers thereof for cancellation, without in any way impairing the rights and obligations of the parties to one another under this Agreement.

Nothing in this Section 2.14(a) or in the undertakings to be settled pursuant to this Section 2.14(a) between the Sellers’ Canadian Solicitors and the Purchaser’s Solicitors shall relieve the Purchaser from its obligation to pay the Purchase Price on the Closing Date on the terms and conditions of this Agreement, regardless of whether the Purchaser’s Solicitors receive the proceeds of any third party financing arranged by the Purchaser or, once received, the authority to release the proceeds of such financing.”

(tt) Section 2.18. A new Section 2.18 is added and shall read as follows:

“SECTION 2.18 Section 54 Amount True-Up. (a) Within twenty (20) Business Days after the Closing Date, Sellers shall cause Mercer (Canada) Limited to prepare a report showing the actual actuarial valuation of the net present value of the amount that remained unpaid under the Section 54 Plan as of the Effective Date (whether or not due and owing at that time) (the “Closing Date Section 54 Plan Report”) and provide a copy of such Closing Date Section 54 Plan Report to the Purchaser under a transmittal letter from Mercer (Canada) Limited addressed to the Purchaser. Any difference between the Estimated Section 54 Amount and the net present value of the unpaid amounts under the Section 54 Plan as of the Effective Date as shown in the Closing Date Section 54 Plan Report (the “Section 54 Plan Amount”), shall be paid as follows:

(i) if the Section 54 Plan Amount is less than the Estimated Section 54 Amount, then the Purchaser shall forthwith pay the amount of such difference to the Sellers by wire transfer of immediately available, good funds to the Purchase Price Bank Account; and

(ii) if the Section 54 Plan Amount is greater than the Estimated Section 54 Amount, then the Sellers shall forthwith pay the amount of such difference to the Purchaser by wire transfer of immediately available, good funds to such account as the Purchaser may designate for such purposes.

(b) Any letters or reports prepared pursuant to this Section 2.18 shall be prepared in accordance with accepted actuarial practice and the Estimated Section 54 Amount and Section 54 Plan Amount shall be determined in accordance with the standards set by the Pension Benefits Standards Act (British Columbia).”

(uu) Section 2.19. A new Section 2.19 is added and shall read as follows:

“SECTION 2.19 “Needles Escrow. (a) On the Closing Date, the Purchaser shall deliver to and deposit in trust with the Escrow Agent $6 million (the “Needles Escrow Amount”), pursuant to the terms of a Needles Escrow Agreement to be entered into among the Sellers, the Purchaser, and the Escrow Agent, the form of which shall be reasonably agreed to by the parties thereto prior to Closing (the “Needles Escrow Agreement”). Interest earned on the Needles Escrow Amount shall be deemed a part of the Needles Escrow Amount for all purposes of this Agreement. The Needles Escrow Amount shall be released in accordance with this Section 2.19. The Sellers shall pay, and shall be solely liable for, the Escrow Agent’s escrow fees and charges in connection with the escrow account established under the Needles Escrow Agreement.

(b) If before the Needles Authorization is obtained, the Purchaser wishes to commence, or has commenced, operations at the Needles Foreshore Area and the Purchaser’s access to, or use of, the Needles Foreshore Area is denied or materially impaired by any action by the Sellers, a Governmental Authority or any first nation, aboriginal or native group or band, then, after Purchaser furnishes to the Sellers reasonable evidence of both its intended use of the Needles Foreshore Area and of the denial or material impairment of such intended use, the Sellers and the Purchaser shall jointly give notice to the Escrow Agent to pay $5,000 of the Needles Escrow Amount to the Purchaser for each and every day, or portion thereof, in which the Purchaser’s access or right to use the Needles Foreshore Area are so denied or impaired. Such notice shall be given on the last day of each month in which the Purchaser’s access or right to use the Needles Foreshore Area is so denied or impaired.

(c) If the Needles Authorization is obtained on or before December 31, 2008, then the Sellers and the Purchaser shall jointly give notice to the Escrow Agent to release the Needles Escrow Amount, less any amount paid or payable to the Purchaser pursuant to Section 2.19(b), (the “Remaining Needles Escrow Amount”) to the Sellers. If the Needles Authorization has not been obtained on or before December 31, 2008, then the Sellers and the Purchaser shall jointly give notice to the Escrow Agent to release the Remaining Needles Escrow Amount to the Purchaser.

(d) The Escrow Agent shall release the Remaining Needles Escrow Amount to the Sellers within three (3) Business Days of having received a joint notice from the Sellers and the Purchaser that the Needles Authorization has been obtained on or before December 31, 2008 (or within three (3) Business Days of receipt of such a notice from the Independent Arbitrator, as hereinafter provided).

(e) The Escrow Agent shall release the Remaining Needles Escrow Amount to the Purchaser within three (3) Business Days of having received a joint notice from the Sellers and the Purchaser that the Needles Authorization has not been obtained on or before December 31, 2008, (or within three (3) Business Days of receipt of such a notice from the Independent Arbitrator, as hereinafter provided).

(f) If at any time the Sellers and the Purchaser are unable to agree as to whether the Needles Authorization has been obtained or as to whether the Purchaser’s access to, or use of, the Needles Foreshore Area has been denied or materially impaired by any action by the Sellers, a Governmental Authority or any other Person, such determination will be referred to and finally resolved by binding arbitration under the International Commercial

Arbitration Rules of the British Columbia International Commercial Arbitration Centre (the “BCICAC”) by one arbitrator (the “Independent Arbitrator”) appointed in accordance with those rules. The arbitration will be confidential and administered by the BCICAC in accordance with its rules. If the BCICAC is not operative, the arbitration will proceed ad hoc and be governed by the International Commercial Arbitration Act (British Columbia). The place of arbitration will be the City of Vancouver, British Columbia. The Independent Arbitrator shall be instructed to make a determination within thirty (30) Business Days and to provide notice of such decision to the Sellers, the Purchaser and the Escrow Agent.

(vv) Section 3.17(a). The phrase, “deemed an Excluded Asset by operation of Section 2.01(b)(xiv)” in Section 3.17 is replaced with the phrase, “an Excluded Asset”.

(ww) Section 5.13. The phrase, “prior to receipt of the Transaction Approval Orders” in Section 5.13 is replaced with the phrase, “prior to Closing”.

(xx) Section 5.20. Section 5.20 is deleted in its entirety and replaced with the following:

“SECTION 5.20 Vehicle Registration. Effective upon Closing, the Sellers and Purchaser shall arrange for the transfer of title of registered trucks, cars, other vehicles and rolling stock related to the Spearfish Mill and included in the Purchased Assets into the Purchaser’s name; and the transfer of registration of all other registered trucks, cars, other vehicles and rolling stock included in the Purchased Assets into the Purchaser’s name. Purchaser shall not use such trucks, cars, other vehicles or rolling stock until such title and registration, respectively, have been so transferred.”

(yy) Section 5.22. Section 5.22 is deleted in its entirety and replaced with the following:

“SECTION 5.22 Other Contracts with USDA and BLM.

(a)

On or prior to the Closing Date, the Purchaser shall have (i) provided to the USDA and the BLM suitable Surety as required by those Material Contracts to which the USDA or BLM are a party and as to which the USDA or BLM has approved the assignment to the Purchaser, (ii) caused the release (which may be effective as of the effective time of the novation agreement) of the Surety provided to the USDA and BLM by the Sellers pursuant to such Material Contracts, and (iii) used commercially reasonable efforts, as reasonably requested by Sellers and at Sellers’ cost, to assist with and facilitate the release of any letters of credit or other support relating to such Surety so released. On the Closing Date, the Sellers shall deliver to the Purchaser a novation agreement to be accepted and executed by the United States Government after the Closing with respect to those Material Contracts to which the USDA or BLM are a party and as to which the USDA and BLM has approved the assignment to the Purchaser. The Purchaser acknowledges that the United States Government may not execute such novation agreement until after the Closing and agrees that execution of such novation agreement by the United States Government shall not be a condition to the Purchaser’s obligation to close this transaction as provided herein.

(b)	The Sellers will pay or otherwise cause to be satisfied any amounts owing to the USDA or the BLM (regardless of whether invoices for such amounts are issued to the Sellers or the Purchaser) for the month of March, 2008 under any of the Assigned Contracts to which either the USDA or the BLM is a party.

(c)	For the period between April 1, 2008 and the Effective Time, if the Sellers receive a prorated invoice from the USDA or the BLM relating to obligations accrued during such time period under any of the Assigned Contracts, the Sellers will pay or otherwise cause to be satisfied such prorated amount owing to the USDA or the BLM.

(d)	For the period between April 1, 2008 and the Effective Time, if the Purchaser (or any of its permitted assignees) receives an invoice from the USDA or the BLM relating to obligations accrued during such time period under any of the Assigned Contracts, the Sellers will pay to Purchaser or otherwise cause such prorated amount owing to the USDA or the BLM to be satisfied on Purchaser’s behalf.”

(zz) Section 5.24. Article V is amended by adding the following Section 5.24 immediately after Section 5.23:

“SECTION 5.24 Rights of Access, Use and Gravel Extraction Respecting Certain Surplus TFL Lands. Notwithstanding the status of the Surplus TFL Lands as Excluded Assets under this Agreement, at the Closing, PTL will grant, or cause to be granted, to the Purchaser:

(a)	the right to extract gravel from portions of the Surplus TFL Lands pursuant to two (2) profits á prendre (the “Profits Á Prendre”), in substantially the forms attached as Exhibit 5.24(a);

(b)	the exclusive right to use and occupy a log dump in Shelter Bay on the terms of a lease (the “Shelter Bay Lease”) the form of which shall be reasonably agreed to by the parties thereto prior to Closing;

(c)	certain rights to use and occupy portions of the log dump in Shelter Bay on the terms of a covenant or statutory right of way registerable under the Land Title Act (British Columbia) (the “Shelter Bay Covenant”), the form of which shall be reasonably agreed to by the Parties thereto prior to Closing);

(d)	assignments of rights of first refusal to purchase timber pursuant to those certain rights of first refusal (the “Timber Rights of First Refusal”), identified on Exhibit 5.24(d). To the extent that PTL secures additional rights of first refusal to purchase timber in its favor following Closing, PTL will assign or cause to be granted to the Purchaser, such additional rights of first refusal; and

(e)	the right to extract gravel from portions of Lot 30 pursuant to a profit á prendre (the “Lot 30 Profit Á Prendre”), the form of which shall be reasonably agreed to by the Parties thereto prior to Closing.”

The Sellers each consent to the exercise by the Purchaser of its rights under the Profits Á Prendre, the Shelter Bay Lease, the Shelter Bay Covenant, the Timber Rights of First Refusal and the Lot 30 Profit Á Prendre, and covenant and agree that the Profits Á Prendre, Shelter Bay Covenant, Timber Rights of First Refusal and Lot 30 Profit Á Prendre shall be registered against title to the subject lands in priority to any financial lien, charge or encumbrance.”

(aaa) Section 5.25. Article V is amended by adding the following Section 5.25 immediately after Section 5.24:

“SECTION 5.25 Additional Real Property Parcels. (a) Notwithstanding anything contained herein to the contrary, the Purchaser agrees that the transfer of the properties listed as items 71, 72 and 73 on Part 4 of Section 2.01(a)(i)(A) of the Disclosure Schedule may not be effected prior to Closing and that the completion of such transfers shall not be a condition to its obligation to proceed with this transaction as provided in this agreement.

(b)	Sellers agree to use commercially reasonable efforts to effect the transfers of the properties listed as items 72 and 73 on Part 4 of Section 2.01(a)(i)(A) of the Disclosure Schedule not later than ten (10) Business Days after Closing.

(c)	Sellers agree to effect the transfer of the property listed as item 71 on Part 4 of Section 2.01(a)(i)(A) of the Disclosure Schedule as soon as reasonably practicable after obtaining consent from the Minister of Forests and Range to remove such property from TFL 23 and further covenant and agree that if such consent is not granted on or before July 31, 2008 Purchaser may require Sellers to request the consent of the Minister of Forests and Range to the transfer of Lot 30 subject to any applicable requirements under TFL 23, or to take such other steps as shall be reasonably necessary to effect the timely conveyance of Lot 30 to Sellers.”

(bbb) Section 5.26. Article V is amended by adding the following Section 5.26 immediately after Section 5.25:

“SECTION 5.26 Procurement of Needles Authorization. (a) The Purchaser acknowledges that the Sellers may not at the time of Closing convey the Needles Authorization to the Purchaser. The Purchaser hereby waives the breach of any representation or covenant hereunder by the Sellers, if any, in respect of the failure of the Sellers to convey to the Purchaser at Closing the Needles Authorization and agrees that obtaining the Needles Authorization on the Closing shall not be a condition to Purchaser’s obligations to proceed with the transaction as provided in this Agreement.

(b)	The Sellers agree to seek to obtain the Needles Authorization on or before December 31, 2008, and the Purchasers shall provide reasonable cooperation in that effort, including by executing such assignment or transfer documents as may reasonably be requested by the Sellers and the applicable Governmental Authorities to allow the Needles Authorization or the Sellers’ application for the Needles Authorization to be granted and / or conveyed to the Purchaser; provided, however that the Sellers shall pay all reasonable, out-of-pocket and documented costs and expenses reasonably incurred by the Purchaser in providing such cooperation.

(ccc) Section 6.01. Sections 6.01(b), (c) and (d) are deleted in their entirety and replaced with the following:

“(b)	As of the Closing, the Purchaser shall offer employment to those of the Salaried Employees listed on Exhibit 6.01 who are, at the Closing, Active Salaried Employees and who are selected for employment by the Purchaser, in its discretion; provided, however, that the maximum number of Active Salaried Employees listed on Exhibit 6.01 to whom Purchaser does not offer employment shall not exceed fifteen (15).

(c)	The Purchaser shall also offer employment to each of the Salaried Employees listed on Exhibit 6.01 who are, at the Closing, Inactive Employees (“Inactive Salaried Employees”), upon any such Inactive Salaried Employee becoming eligible for reinstatement for active employment, or earlier, if required by an applicable Law or Governmental Authority.

(d)	Each offer contemplated in Section 6.01(b) and Section 6.01(c) above shall provide as follows:

(i)	substantially the same job function and title as such Salaried Employee was performing or held at the date of termination without material change or diminution of job responsibility or authority except as may be considered to arise from a change in reporting relationships;

(ii)	substantially the same wages or salary as such Salaried Employee received at the Effective Time;

(iii)	substantially the same benefits as those offered by the Purchaser to its other salaried employees in similar positions; and

(iv)	for the recognition of the service of the Salaried Employees for the purposes of vacation and severance and termination obligations and all other service-based benefits or perquisites as if they had been employed by the Purchaser since their individual dates of hire by a Seller, without pre-existing condition exclusions, waiting times to commence coverage, or other lapses in coverage.”

(ddd) Section 6.08. Section 6.08(b) is deleted in its entirety and replaced with the following:

“(b)	The Purchaser will be responsible for all payments required to be made and all expenses and costs required to be paid in connection with the termination of employment by the Sellers of any Salaried Employee listed on Exhibit 6.01 who is not selected for employment by the Purchaser. The Purchaser will indemnify and hold harmless the Sellers from and against all claims, demands, actions, proceedings, losses, damages, costs and expenses whatsoever, including legal fees on a solicitor and own-client basis, arising in respect of the termination of employment by the Sellers of such Salaried Employees; provided however that the Purchaser shall have the conduct of the defence and settlement of any claim, at its sole cost and expense and in its discretion.”

(eee) Section 9.01. Section 9.01 is deleted in its entirety and replaced with the following:

“SECTION 9.01 Non-Survival of Representations and Warranties. The representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination, including, without limitation, the covenant of Purchaser contained in Section 5.26(b) hereof) in this Agreement shall terminate at the Closing, or upon termination of this Agreement pursuant to Section 8.01, and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any representation, warranty or such covenant hereunder, subject to Section 8.02.

(fff) Section 10.06. Section 10.06 is deleted in its entirety and replaced with the following:

“SECTION 10.6 Assignment. This Agreement and any right, title and interest of the Purchaser hereunder may not be assigned by operation of law or otherwise, whether in whole or in part, without the express written consent of each of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of each Seller or the Purchaser, as the case may be). Notwithstanding the foregoing, prior to Closing the Purchaser may assign its right to purchase any of the Mills (and all assets used in respect of such Mills) hereunder to another Person, provided however that the same shall not relieve the Purchaser of any of its obligations to the Sellers hereunder, and provided, further, that under no circumstances shall such assignment delay the sale of any or all of the Purchased Assets hereunder. On any such assignment, references to the Purchaser in this Agreement, other than the preceding sentence, shall be deemed to apply mutatis mutandis to the Purchaser’s assignee in respect of the rights so assigned.”

3. Amendments to the Disclosure Schedule. The Sellers and the Purchaser agree that the Disclosure Schedule to the Asset Purchase Agreement is hereby amended as follows:

(a) Section 2.01(a)(i)(A). The rows attached in Schedule “A” hereto are added to the end of Part 4 of Section 2.01(a)(i)(A).

(b) Section 2.01(a)(i)(A). Part 5 of Section 2.01(a)(i)(A) is hereby amended by adding the following as a new Item 33: “The Timber Rights of First Refusal listed on Exhibit 5.24(d) are hereby incorporated by reference.”

(c) Section 2.01(a)(i)(B) Part 1. Part 1 of Section 2.01(a)(i)(B) is hereby amended as follows:

(i) the description portion of Item 5 is deleted in its entirety and replaced with the following: “Lease aquatic lands no. 404005 (Fosthall Dump) dated for reference March 2, 2008 between Her Majesty the Queen in right of the Province of British Columbia and Pope & Talbot Ltd.*”; and

(ii) the description portion of Item 8 is deleted in its entirety and replaced with the following: “License aquatic lands no. 44007 for Island Point (Gladstone) Dump between Her Majesty the Queen in right of the Province of British Columbia and Pope & Talbot Ltd.*”;

(d) Section 2.01(a)(x)(A). Part 1 of Section 2.01(a)(x)(A) is amended by adding the following as a new row to the end of that Part: “10. 012-777-404 That part Parcel E shown red on plan CG195 Block 29 District Lot 534 Similkameen Division Yale District Plan 36 570 68th Avenue, Grand Forks, B.C. GFRC”.

(e) Section 2.01(b)(ix). Section 2.01(b)(ix) is amended as follows:

(i) Each of the following PIDs / legal descriptions listed at Items 7(www), 7(ddddd) and 7(eeeee), respectively are replaced with the words “Intentionally Deleted”:

(1) “014-025-639 LOT 30 DL 7893 PLAN 1194 MANAGED FOREST 35”;

(2) “014-044-471 DL 770 LD 26 KOOTENAY EAST 1/2 OF TREE FARM 35”; and

(3) “014-044-544 DL 770 LD 26 KOOTENAY WEST 1/2 OF TREE FARM 35”

(ii) Item 16 is replaced with the words “Intentionally Deleted”.

(f) Section 3.03. Section 3.03 is amended by:

(i) adding the following after the words “special use permits” in Item 2 of Part A: “, temporary use permit,”;

(ii) adding the following as a new item (viii) in Item 4 of Part A: “Permit PR-15056 issued June 24, 1998 to PTL by the Ministry of Environment Lands and Parks under the provisions of the Waste Management Act (British Columbia), as amended (last amendment dated June 29, 1998)”;

(iii) adding the following as a new item (ix) in Item 4 of Part A: “Permit PR-16403 issued to PTL by the Ministry of Environment Lands and Parks under the provisions of the Waste Management Act (British Columbia)”;

(iv) adding the following as a new item (x) in Item 4 of Part A: “Permit PR-8236 issued July 4, 1990 to PTL by the Ministry of Environment Lands and Parks under the provisions of the Waste Management Act (British Columbia)”; and

(v) adding the following as a new Item 5 of Part A: “The following Water Licences issued by the Ministry of Environment and Parks: C065905 (and associated permit 16120) and C111936”.

(g) Section 3.09. Section 3.09 is amended by deleting items 85, 146 and 149 and replacing them with the following: “Intentionally Deleted”.

(h) Section 3.11. Section 3.11 is amended by:

(i) adding the following as a new item 7 to Part 2 under the heading Other Permits: “Temporary use permit no. 404006 (Hall Creek) dated for reference the 17th day of March, 2008 between Her Majesty the Queen in right of the Province of British Columbia and PTL”;

(ii) adding the following as a new item 7 to Part 1 under the heading Other Permits: “Water Licence C111936”;

(iii) adding the following as a new item 5 to Part 3 under the heading Environmental Permits: “Permit PR-15056 issued June 24, 1998 to PTL by the Ministry of Environment Lands and Parks under the provisions of the Waste Management Act (British Columbia), as amended (last amendment dated June 29, 1998)”;

(iv) adding the following as a new item 6 to Part 3 under the heading Environmental Permits: “Permit PR-16403 issued to PTL by the Ministry of Environment Lands and Parks under the provisions of the Waste Management Act (British Columbia)”;

(v) renumbering old item 5 under the heading Other Permits in Part 3 as new item 7;

(vi) adding the following as a new item 8 to Part 3 under the heading Other Permits: “Water Licence C065905 (and associated permit 16120)”;

(vii) adding the following as a new item 5 to Part 4 under the heading Environmental Permits: “Permit PR-8236 issued July 4, 1990 to PTL by the Ministry of Environment Lands and Parks under the provisions of the Waste Management Act (British Columbia)”; and

(viii) renumbering old item 5 under the heading Other Permits in Part 4 as new item 6.

(i) Section 3.14. Section 3.14 is amended by replacing item 1 with the following:

“1.	British Columbia Southern Interior Master Agreement effective July 1, 2003 to June 30, 2009 between Interior Forest Labour Relations Association and Locals 1-405, 1-417 and 1-423 United Steelworkers of America – AFL – CIO – CLC, as supplemented by:

(a)	Castlegar, Nakusp, Woodlands: 2 Memoranda of Agreement dated August 28, 1992; Letter of Understanding dated August 28, 1992; Supplement Nos. 9 through 13 dated August 28, 1992; 16 letters of Understanding dated August 28, 1992; Letters of Agreement dated June 8, 2001, January 12, 2002 and April 15, 2002, November 22, 2002; Letters of Understanding dated February 16, 2004, February 25, 2004 and December 22, 2006.

(b)	Variance/Office Group Grand Forks, Midway and Woods Division: Memoranda of Agreement dated May 7, 1985; Seniority and Job Posting Agreement dated October 13, 2000; Spare Job Posting and Training Program dated the 13th day of October, 2000; Supplement to the Office/Variance Divisions Spare Job Posting and Training Agreements dated May 12, 2000 and October 20, 2000; Vacation Application Procedure issued by the Pope & Talbot Ltd. – Grand Forks Division Variance Group dated February 8, 2006,

(c)	Boundary Timber: Signatory agreement dated June 8, 1998 for Application of Seniority and Job Posting; Relief/Spare job posting and Training Agreement; Letter of Understanding for divisional seniority for job promotions and job retention and inter-divisional transfers dated June 8, 1998; Letter of Understanding for Logging Truck/Low Bed Truck Combination Job dated June 8, 1998; Letter of Agreement pertaining to the position of Store Keeper dated October 6, 1999; Letter of Understanding dated May 7, 1985; Letter of Agreement Overtime Work dated September 25, 2001; Letter of Understanding regarding Woods/logging/Alternate Schedules dated August 14, 2005; Letter of Understanding (Bill 28) dated October 7, 2005.

(d)

Grand Forks: Letter of Agreement - application of seniority and Job Posting dated July 6, 2005; Letter of agreement -job relief/spare program dated June 30, 2005; Letter of agreement - assignment of overtime work dated July 29, 2004; Letter of Agreement - job postings and seniority dated December 16th, 1999; Guidelines for job utility/yard/clean-up dated December 18th, 2000; Letter of Agreement job postings dated June 30, 2005; Letter of Understanding - Alternate Shift Schedules dated March 28, 2006 and Memorandum of Agreement - apprentice selection procedures and training program dated January 16, 2007.

(j) Section 3.17(a). Part 1 of Section 3.17(a) is amended by:

(i) replacing items F4, F6, F8 and F9 with the words “Intentionally Deleted”; and

(ii) adding a new item G13: “Item 7 of Part 2 of Section 3.11 is hereby incorporated by reference.”.

(iii) adding the items attached as Schedule “B” hereto to the end of Part 2 of Section 3.17(a).

4. Amendments to Exhibits. The Sellers and the Purchaser agree that the following Exhibits to the Asset Purchase Agreement are hereby amended as follows:

(a) Exhibits 1.01(j) and 1.01(k). Exhibits 1.01(j) and 1.01(k) are inserted immediately following Exhibit 1.01(i), in the forms attached as Schedule “C”.

(b) Exhibit 3.12. Exhibit 3.12 is amended as follows:

(i) by deleting the following road permits from Section 2: R00974, R02463, R04261, R04263, R07890, R09502 and R11139;

(ii) by adding the following road permit to Section 2: R07922;

(iii) by adding a new item 3.1 under the heading “Arrow Timber Division” as follows: “Timber licences associated with Tree Farm Licence No. 23: T0109, T0120, T0145, T0150, T0159, T0160, T0170, T0190, T0220, T0215, T0240, T0300, T0350, T0370, T0420, T0442, T0460, T479, T0480, T0490, T0500, T0519, T0540, T0558, T0570, T0595, T0610, T0620, T0631, T0639, T0642, T0649.”;

(iv) by adding the following road permits to Section 7: R06502, R06509, R06784, R06102, R06656, R07165, R07744; and

(v) by deleting the following road permits from Section 7: 06-3473-01, R07151, R08240, R08469, R05827, R08731, R09809 and duplicative occurrences of R08686 and R08692.

(c) Exhibits 5.24(a) and (d). Exhibit 5.24(a) and Exhibit 5.24(d) are inserted immediately following Exhibit 5.13, in the forms attached as Schedule “D”.

(d) Exhibit 6.01. Exhibit 6.01 is amended by deleting the following items: Echevarria, Trenna K., Trader Assistant; and Hodge, Jeffrey F., Sales Manager Black Hills.

5. Expectation of Closing. As of the date hereof, the Purchaser is unaware of any facts or circumstances that it will assert could result in: (i) any representation or warranty of the Sellers contained in the Asset Purchase Agreement being untrue in any material respect, (ii) any of the covenants of the Sellers contained in the Asset Purchase Agreement not having been complied with in any material respect, or (iii) any of the conditions contained in Article VII of the Asset Purchase Agreement not having been satisfied prior to the Closing. For these purposes, the Purchaser’s awareness shall be deemed to be limited to the actual (but not constructive or imputed) knowledge of any of John A. Horning, Sandy Fulton or Stephen D. Williams, without any implication of verification or investigation concerning such knowledge.

6. Condition to Effectiveness. The effectiveness of this Agreement shall be conditional upon receipt of consent from (i) the United States Trustee for the District of Delaware, (ii) the agent under the Debtors’ postpetition secured debtor in possession credit facility, (iii) PricewaterhouseCoopers Inc. as monitor in the Canadian Proceedings, and (iv) the official committee of unsecured creditors appointed in the Chapter 11 Cases.

7. Continuing Effect. The Sellers and the Purchaser acknowledge and agree that except as specifically amended by this Agreement, the Asset Purchase Agreement continues in full force and effect.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02 of the Asset Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York Law).

9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 9.

10. Enurement. This Agreement enures to the benefit of, and is binding upon, the parties hereto, and their respective successors and permitted assigns.

11. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

12. Effective Date. This Agreement is not binding upon any party unless and until executed and delivered by all parties, whereupon this Agreement will take effect as of the date upon which the condition to effectiveness described in section 6 above shall have been satisfied.

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IN WITNESS WHEREOF this Agreement has been executed by each of the parties as of the day and year first above written.

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer and Secretary

POPE & TALBOT LTD.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer

POPE & TALBOT LUMBER SALES, INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP
By its general partner, Pope & Talbot Ltd.:

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President, Chief Financial Officer

INTERNATIONAL FOREST PRODUCTS LIMITED

By:	/s/ Duncan Davies
Name:	Duncan Davies
Title:	President and Chief Executive Officer

By:	/s/ John Horning
Name:	John Horning
Title:	Sr. Vice President and Chief Financial Officer